Exhibit 11

                           CLOSURE MEDICAL CORPORATION
              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)


                                                                 Three Months Ended                    Six Months Ended
                                                              June 30,         June 30,            June 30,          June 30,
                                                                1997            1996                1997              1996
Weighted average common shares
   outstanding for the period                                    13,186            9,600              12,701             9,600

Common equivalent shares pursuant to
   Staff Accounting Bulletin #83 (1)                              -                  550               -                   550
                                                            ------------     ------------        ------------     -------------

Shares used in computing net income (loss) per share             13,186           10,150              12,701            10,150
                                                            ============     ============        ============     =============

Net income (loss)                                         $      (1,699)  $       (1,043)     $       (3,195)  $           785
                                                            ============     ============        ============     =============

Net income (loss) per share                               $       (0.13)  $        (0.10)     $        (0.25)  $          0.08
                                                            ============     ============        ============     =============


(1) Issuance of common stock options at prices below the expected public offering price within 12 months of the effective date of the initial public offering of Closure Medical Corporation have been included as if they had been issued as common stock for all periods prior to June 30, 1996.

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